Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 17, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.164216 per unit, payable on March 14, 2012, to unit holders of record on February 29, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at

http://www.pbt-permianbasintrust.com/.

This month’s distribution increased from the previous month as the result of increased production of both oil and gas and an increase in oil prices.

This would primarily reflect production for the month of December for oil and the month of November for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

As previously reported, ConocoPhillips, as the parent company of Burlington Resources Oil & Gas Company LP, the operator of the Waddell Ranch Properties, notified Permian’s Trustee that as a result of inaccuracies in ConocoPhillips’ accounting and record keeping relating to Permian’s interest in proceeds from the gas plant production since January 2007, ConocoPhillips overpaid Permian approximately $5.9 million. The Trustee continues to evaluate the claim for overpayment.

Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 66,715 bbls and 273,553 Mcf. The average price for oil was $96.28 per bbl and for gas was $7.64 per Mcf. Capital expenditures were approximately $246,421. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	66,715	273,553	$96.28	$7.64	**
Prior Month	53,934	175,284	$94.44	$7.64	**

**	This pricing includes sales of gas liquid products.

The 2011 tax information packets are expected to begin mailing directly to unitholders in early March 2012. A copy of Permian’s 2011 tax information booklet will be posted on Permian’s website by March 1, 2012. In addition to the tax booklet the Permian website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are expected to be live with the 2011 tax information by February 24, 2012.

. . .

Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.877.228.5085